ODYSSEY PICTURES CORPORATION

                           PREFERRED STOCK - SERIES B


No. 1                                                           4,500,000 Shares



         THIS IS TO CERTIFY THAT Kimon, Inc. is the owner of Four Million Five Hundred (4,500,000) Thousand Shares of Preferred Stock, Series B, of the above Corporation, transferable only on the books of the Corporation by the holder thereof in person or by duly authorized attorney upon surrender of this Certificate properly endorsed.


         A statement of the relative designations, powers, preferences, rights, qualifications, limitations and restrictions of the Corporation's Preferred Stock, Series B, is set forth in the Statement of Designations attached hereto and made a part hereof.


         WITNESS, the seal of the Corporation and the signatures of its duly authorized officers this 14th day of September, 1998.




------------------------                         --------------------
Chief Executive Officer                          President



THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE OFFERED, SOLD, PLEDGED, HYPOTHECATED, ASSIGNED OR TRANSFERRED EXCEPT (i) PURSUANT TO A REGISTRATION STATEMENT UNDER THE ACT WHICH HAS BECOME EFFECTIVE AND IS CURRENT WITH RESPECT TO SUCH SECURITIES, OR (ii) PURSUANT TO A SPECIFIC EXEMPTION FROM REGISTRATION UNDER THE ACT BUT ONLY UPON A HOLDER HEREOF FIRST HAVING OBTAINED THE WRITTEN OPINION OF COUNSEL TO ODYSSEY PICTURES CORPORATION (THE "COMPANY"), OR OTHER COUNSEL
REASONABLY ACCEPTABLE TO THE COMPANY, THAT THE PROPOSED DISPOSITION IS CONSISTENT WITH ALL APPLICABLE PROVISIONS OF THE ACT AS WELL AS ANY APPLICABLE "BLUE SKY" OR OTHER STATE SECURITIES LAWS.





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                             STATEMENT OF DESIGNATIONS

         The relative designations, powers, preferences, rights, qualifications, limitations and restrictions of the Corporation's Preferred Stock, Series B (the "Series B Stock") are as follows:

         1. Conversion. For purposes of conversion, the Series B Stock shall be valued at the rate of $1.00 per share. During the six-month period between June 30, 2000 and December 31, 2000 (the "Conversion Period"), the registered holder(s) of the Series B Stock (the "Registered Holder") shall have the option to convert the Series B Stock into shares of Common Stock of the Corporation on a dollar-for-dollar basis (a "Conversion"), at the average closing ask price of the Corporation's Common Stock for the twenty (20) trading days immediately preceding the date of delivery of the Conversion Notice (as hereinafter defined); provided, however, if a Conversion takes place during the month of December in the year 2000, the Registered Holder will be entitled to receive an extra ten (10%) percent in the number of shares of Common Stock it receives upon the Conversion. The Registered Holder may exercise its conversion rights in whole or in part at any time or times during the Conversion Period.

         The Registered Holder may exercise its conversion rights by delivering written notice to the Corporation (the "Conversion Notice") by facsimile, telegram, personal delivery, overnight mail or other transmission for which a transmission receipt is available. The Conversion Notice shall be signed by a duly authorized officer of the Registered Holder, and shall be deemed to be delivered on the date of its receipt by the Corporation.

         2. Reservation of Common Stock. So long as any shares of the Series B Stock are outstanding, the Corporation shall reserve and keep available out of its duly authorized but unissued stock, for the purpose of effecting the Conversion of the Series B Stock as hereinabove provided, such number of its duly authorized shares of Common Stock and other securities as shall from time to time be sufficient to effect the Conversion of all outstanding shares of Series B Stock.

         3. Subordination/Preference on Liquidation. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the registered holders of shares of Series B Stock shall be entitled, before any distribution or payment is made upon any Common Stock, or upon any other series of Preferred Stock hereafter authorized, to receive all accrued dividends (if any) with respect to the Series B Stock, and to be paid an amount equal to $1.00 per share of Series B Stock. If upon such liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the assets to be distributed among the registered holders of Series B Stock shall be insufficient to permit payment to the holders of Series B Stock of the total amount distributable as aforesaid, then the entire assets of the Corporation to be distributed shall be distributed ratably among the Registered Holders of shares of Series B Stock. Upon any such liquidation, dissolution or winding up of the Corporation, after the registered holders of shares of Series B Stock shall have been paid the amounts to which they shall be entitled, the remaining assets of the Corporation may be distributed to the holders of shares of Common Stock and any other subordinated series of Preferred Stock of the Corporation.

         Anything to the contrary stated herein notwithstanding, upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the Series B Stock shall be subordinated in all respects to the rights of the holders of Preferred Stock, Series A, of the Corporation, provided, however, no amendment or modification to the Series A Preferred Stock after the date hereof shall have the effect of further subordinating the Series B Stock other than with respect to the rights of the Series A Preferred Stock as they may exist on the date hereof.

         4. No Voting Rights. The Series B Stock shall not carry any voting rights in the Corporation.

         5. No Dividend Rights. The Series B Stock shall not be entitled to any dividends unless otherwise declared by the Board of Directors of the Corporation, provided, however, no dividends shall be paid on the Series B Stock until all accrued dividends are paid to the registered holders of the Series A Preferred Stock.

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